Ed Murray
Wyoming Secretary of State
2020 Carey Avenue, Suite 700
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Ed Murray, WY Secretary of State
FILED: 10/07/2016 10:42 AM
Original ID: 2015-000688114
Amendment ID: 2016-001961162

Profit Corporation
Articles of Amendment

1. Corporation name:

ShiftPixy, Inc.

2. Article number(s) IV, V and a new Article VII is amended as follows:

See Annex I, attached hereto and incorporated herein by reference.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 09/28/2016
(Date – mm/dd/yyyy)

5. Approval of the amendment: *(Please check __only one__ appropriate field to indicate the party approving the amendment.)*

☐ **__Shares were *not* issued__** and the board of directors or incorporators have adopted the amendment.

__OR__

☐ **__Shares were issued__** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

__OR__

☑ **__Shares were issued__** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: ______________________ **Date:** 09/28/2016

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Scott W. Absher

Title: Chairman of the Board and President

Contact Person: Mark A. Absher

Daytime Phone Number: 949-245-7306

Email: mark.absher@shiftpixy.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ Please submit one **originally signed** document.
- ☑ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☑ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

ShiftPixy

Annex 1

Articles of Amendment
to Articles of Incorporation
of
ShiftPixy, Inc.

Article IV of the Articles of Incorporation of the Corporation is amended by adding the following provisions thereto as an additional paragraph:

> ***The corporation will also have the authority to issue 50,000,000 shares of Preferred Stock, $.0001 par value. The Common and/or Preferred Stock of the corporation may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.***

Article V of the Articles of Incorporation of the Corporation is amended by adding the following provisions thereto as additional paragraphs:

> ***To the fullest extent permitted by the Wyoming Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (A) the amount of financial benefit received by a director to which he or she is not entitled; (B) an intentional infliction of harm on the Corporation or the Shareholders; (C) a violation of Section 17-16-833 of the Wyoming Business Corporation Act; or (D) an intentional violation of criminal law. If the Wyoming Business Corporation Act is amended after the effective date of this Amendment to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended.***

> ***The Corporation shall indemnify to the fullest extent permitted by the Wyoming Business Corporation Act, as the same may be amended and supplemented from time to time, any and all persons whom it shall have power to indemnify under the Wyoming Business Corporation Act. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking***

indemnification may be entitled as a matter of law under any Bylaw, agreement, vote of stockholders or disinterested directors of the Corporation, or otherwise, both as to action in such indemnified person's official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

Any repeal or modification of this Article V or amendment to the Wyoming Business Corporation Act shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director, officer, agent, or other person of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, modification, or amendment.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article V.

The Articles of Incorporation of the Corporation is amended by adding the following provisions thereto as a new **Article VII**:

Article VII

Any action required or permitted by the Wyoming Business Corporation Act to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

RECEIPT

Wyoming

Secretary of State
2020 Carey Avenue
Cheyenne, WY 82002-0020

RECEIPT INFORMATION

SHIFTPOXY INC
18100 VON KARMAN AVE STE 850
IRVINE, CA 92612

Receipt #: **001097892**
Receipt Date: **10/07/2016**
Processed By: **Nicole Martinez**

DO NOT PAY!
This is not a bill.

Description of Charges	Reference	Quantity	Unit Price	Total
Common Amendment - Profit Corporation - Domestic	2016-001961162	1	$50.00	$50.00

TOTAL CHARGES PAID $50.00

Description of Payment	Reference	Amount
Payment-Check / Money Order	2355	$50.00

TOTAL PAYMENT $50.00

In Reference To:
ShiftPixy, Inc. (2015-000688114); Amendment ID: 2016-001961162

PAD or Billing Questions?
(307) 777-5343
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